Exhibit I

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement under Schedule B of the Asian Infrastructure Investment Bank of our reports dated April 3, 2020 and March 24, 2021 relating to management’s assessment of the effectiveness of internal controls over financial reporting as at December 31, 2019 and 2020, and our audits of the financial statements as at and for the years ended December 31, 2019 and 2020, which appear in Exhibit 2 of the Asian Infrastructure Investment Bank Annual Reports on Form 18-K for the fiscal years ended December 31, 2019 and 2020, respectively. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Hong Kong, China

November 16, 2021

PricewaterhouseCoopers, 22/F Prince’s Building, Central Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com